NOT FOR IMMEDIATE RELEASE
FINAL - 2/11/02 12:50 pm EST

Investor Relations:                             Media Relations:
Harlan Flint                                    Calvin Mitchell
Instinet Group Incorporated                     Instinet Group Incorporated
212 310 7264                                    212 310 7520
harlan.flint@instinet.com                       calvin.mitchell@instinet.com



               INSTINET ANNOUNCES FOURTH QUARTER AND 2001 RESULTS

NEW YORK, February 11, 2002 - Instinet Group Incorporated (Nasdaq: INET) today announced net income for the 12 months ended December 31, 2001 of $144.8 million, or $0.63 per share, compared to $148.2 million, or $0.72 per share, in 2000. For the fourth quarter of 2001, net income was $45.7 million, or $0.18 per share, compared to $36.0 million, or $0.17 per share, in the fourth quarter of 2000. Excluding investment gains, restructuring costs and excess insurance recoveries, 2001 full-year and fourth quarter earnings per share were $0.64 and $0.14, respectively.

"Instinet's underlying operating performance in the fourth quarter was in line with analysts' expectations," said Douglas M. Atkin, President and Chief Executive Officer, Instinet Group Incorporated. "Market conditions continue to be difficult, however, and we are taking decisive action to address competitive pressures in the Nasdaq market and enhance our global brokerage offering. We expect our actions will impact earnings in the near-term, but will position Instinet for improved profitability and revenue growth beginning in the second half of 2002."

Business Highlights

    o Customers executed 17.2 billion U.S. equity shares through Instinet in the fourth quarter of 2001, up 10.8% from the third quarter but down 16.0% from the fourth quarter of 2000.
    o Instinet's market share of Nasdaq-listed volume was 11.7% in the fourth quarter, compared to 13.5% in the previous quarter and 13.9% in the fourth quarter of 2000. Instinet's market share of exchange-listed volume was 3.2% in the fourth quarter, compared to 3.0% in the previous quarter and 3.2% in the fourth quarter of 2000.
    o Instinet's annualized fixed expense run-rate in the fourth quarter of 2001 was significantly lower than the fixed expense run-rate in the first half of the year, exceeding the $70 million annualized savings goal set by the company in July 2001.
    o According to recent independent studies, Instinet is a provider of superior execution quality. In a report published in January 2002 based on data for the 12 months ended September 30, 2001, Plexus Group ranked Instinet first in execution quality in Nasdaq-listed stocks when compared to a universe of the 12 most-active full-service brokers for which Plexus has data. Instinet also tied for first in execution quality in exchange-listed stocks when compared to the same universe. The most recent Abel/Noser Trading Report, published in October 2001 and based on data from the second quarter of 2001, calculated that on average the total cost for Nasdaq-listed stocks executed through Instinet was 7.2 cents per share lower than the average for the universe of brokers for which Abel/Noser has data, and for exchange-listed stocks was 7.6 cents per share better than the Abel/Noser universe average.

Fourth Quarter Performance

Revenues

Transaction fee revenue for the fourth quarter was $320.0 million, down 16% from $380.7 million in the comparable period in 2000. Net of soft dollar and commission recapture expenses, fourth quarter transaction fee revenues declined 21% from the fourth quarter of 2000. Net revenue from U.S. equity transactions decreased 25% due to the combination of reduced Nasdaq market share, an 11% decline in average pricing and lower overall Nasdaq market volume. This was partly offset by $9.8 million in revenue from our ProTrader subsidiary, acquired on October 1, 2001. Net revenue from non-U.S. equities increased slightly and represented approximately 18% of net transaction revenues in the fourth quarter.

Interest income for the fourth quarter was $12.4 million, in line with the comparable period in 2000. Investment income for the fourth quarter was $17.9 million compared with a net loss of $1.6 million in the comparable period in 2000, primarily due to an increase in the carrying value of Instinet's investments. This gain contributed to a reduction in Instinet's effective tax rate to approximately 35% in the fourth quarter, compared to 43% for the year as a whole.

Expenses

Instinet's total expenses for the fourth quarter were $279.8, down 14% from $327.0 million in the fourth quarter of 2000. Excluding restructuring costs and net costs and recoveries related to the World Trade Center attack, fourth quarter costs were approximately 15% below the fourth quarter of 2000. Contributing to the decrease in expense levels were declines of over 60% in the discretionary spending areas of professional fees and marketing and business development.

Compensation and benefits expense fell 23% to $86.4 million, or approximately 25% of revenue, compared to $112.0 million (29% of revenue) in the fourth quarter of 2000, primarily reflecting lower levels of incentive compensation. Communication and equipment expense decreased by 35%, reflecting the benefit of improved network and systems efficiencies. Soft dollar and commission recapture costs increased 17% over the fourth quarter of 2000, as the company continued to successfully build this element of its business. Brokerage, clearing and exchange fees grew 16% primarily due to the acquisition of ProTrader.

During the fourth quarter, Instinet incurred expenses of $6.0 million related to the ongoing development of its fixed income business.

Business Review and Outlook

Instinet's core strategy is to grow its business by extending its global brokerage offering, and maintaining and expanding its Nasdaq liquidity pool.

The company's global brokerage offering is expected to benefit from significant additions to product offerings and trading functionality. For example, Instinet recently introduced new trading functionality to improve customers' performance and efficiency when executing large, complex orders. In addition, during the next two quarters Instinet will deploy to customers two important new products. The first product, based on ProTrader technology acquired in the fourth quarter, is a trading application aimed primarily at active fund managers and hedge funds. Instinet also plans to deploy a new program trading application that has been developed in conjunction with passive and quantitative fund managers in the U.S. and Europe. "Instinet's goal is to continue to provide superior execution quality, both in U.S. equities and in overseas markets," Atkin said. "These innovative products will make a difference to customers where it counts - by improving their investment and trading performance."

With respect to Instinet's Nasdaq liquidity pool, the cumulative impact of market structure changes has particularly affected market makers, an important customer group for Instinet. While market conditions in the Nasdaq market were difficult during the fourth quarter, Instinet believes that there are reasons for optimism moving into 2002. "We have taken concerted action by aggressively reducing pricing to broker-dealer customers while improving our integration with their trading systems," commented Atkin. "In January, our Nasdaq market share rose from December's level."

Given the anticipated impact of price reductions on revenue from broker-dealer customers, Instinet has taken further action to reduce costs. "In the fourth quarter our expenses were at their lowest level since the first quarter of 2000," said Mark Nienstedt, Chief Financial Officer of Instinet Group Incorporated. "Through continued efforts to improve system and network efficiencies and reduce staff levels in a number of areas, we intend to further reduce our annual fixed cost run-rate by approximately $60 million over the course of the first and second quarters of 2002. These savings will work to balance the impact of our price reductions. We expect to incur pre-tax restructuring costs of approximately $25 million during the first half of 2002."

With regard to Instinet's fixed income business, the company announced that it is in detailed negotiations with two major banks that, subject to the signing of definitive agreements, will provide liquidity and product support to Instinet's fixed income activities. Instinet believes that this will enable the company to build its competitive position in key government and other liquid fixed income markets more quickly. In return, the banks will have the right to acquire an ownership stake in the fixed income broker-dealer operations that are presently 100% owned by Instinet.

Commenting on Instinet's outlook for 2002, Atkin said: "We are confident that the actions we are taking - our broker-dealer liquidity plan, our new trading products and functionality, and our cost reduction program - will improve Instinet's competitive position and market share, and contribute to revenue growth and improved profitability during the second half of the year."

Webcast

A conference call to discuss Instinet's results will be webcast at 5:00 p.m. New York time today at the Investor Relations section of its web site at www.instinet.com/ir/webcast.shtml. On-demand replay will be available at the same address from approximately 8:00 p.m. today until the end of the week, and a transcript of the call will be provided later this week.

About Instinet

Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale. For more information, please go to www.instinet.com.

                                      # # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

(C)2002 Instinet Corporation and its affiliated companies. All rights reserved. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Approved for distribution in the UK by Instinet UK Limited, which is regulated by the FSA and a member of the LSE. Instinet Corporation, and Instinet Fixed Income, Inc., members NASD/SIPC and subsidiaries of Instinet Group Incorporated.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are described in Instinet's prospectus contained in its registration statement on Form S-1, filed with the SEC on May 17, 2001, under the heading `Risk Factors', and other documents filed with the SEC and available on the Company's web site. Certain information regarding Nasdaq trading volumes is also included in the registration statement and on the Company's web site.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)


                                                        Three months ended
                                                -----------------------------------        Pct Chg
                                                 Dec 31, 2001         Dec 31, 2000        Inc/(Decr)
                                                --------------       --------------
REVENUES
Transaction fees                                    $ 319,951            $ 380,705           (16.0)%
Interest                                               12,449               12,257             1.6
Investments                                            17,923               (1,645)             n.m
                                                  -----------          -----------
      Total revenues                                  350,323              391,317           (10.5)

EXPENSES
Compensation and benefits                              86,391              111,961           (22.8)
Communications and equipment                           34,323               53,002           (35.2)
Soft dollar and commission recapture                   58,174               49,655            17.2
Brokerage, clearing and exchange fees                  40,427               34,986            15.6
Depreciation and amortization                          22,067               21,267             3.8
Professional fees                                       8,130               26,249           (69.0)
Occupancy                                              12,298                8,827            39.3
Marketing and business development                      2,839                8,018           (64.6)
Restructuring                                           1,557                    -               -
Other                                                  14,234               13,059             9.0
Loss of fixed assets at WTC                               818                    -               -
Insurance recovery of fixed assets at WTC             (1,472)                    -               -
                                                  -----------          -----------
      Total expenses                                  279,786              327,024           (14.4)
                                                  -----------          -----------

Income before income taxes                             70,537               64,293             9.7
Provision for income taxes                             24,818               28,288           (12.3)
                                                  -----------          -----------
Net income                                          $  45,719            $  36,005            27.0
                                                  ===========          ===========

                                                  -----------          -----------
Basic and diluted earnings per share                 $   0.18             $   0.17             5.8
                                                  ===========          ===========

                                                                                              20.0
Weighted average shares outstanding - basic (1)       248,351              206,900

Weighted average shares outstanding - diluted (1)     248,351              206,900            20.0


Notes:

1. Shares outstanding and earnings per share prior to June 30, 2001 are pro forma, based on the number of common shares that would have been held by Reuters assuming Instinet's conversion into a corporation and a return of capital payment of $150 million to Reuters.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)


                                                         12 months ended
                                                -----------------------------------        Pct Chg
                                                 Dec 31, 2001         Dec 31, 2000        Inc/(Decr)
                                                --------------       --------------
REVENUES
Transaction fees                                   $1,427,687          $ 1,385,509             3.0%
Interest                                               51,085               40,471            26.2
Investments                                            17,687                9,059            95.2
                                                  -----------          -----------
      Total revenues                                1,496,459            1,435,039             4.3

EXPENSES
Compensation and benefits                             433,363              412,391             5.1
Communications and equipment                          163,594              153,735             6.4
Soft dollar and commission recapture                  220,050              180,035            22.2
Brokerage, clearing and exchange fees                 146,699              137,446             6.7
Depreciation and amortization                          84,088               77,721             8.2
Professional fees                                      41,623               95,256           (56.3)
Occupancy                                              52,771               38,250            38.0
Marketing and business development                     22,493               32,679           (31.2)
Restructuring                                          24,378                    -               -
Other                                                  55,846               42,916            30.1
Loss of fixed assets at WTC                            20,346                    -               -
Insurance recovery of fixed assets at WTC            (21,000)                    -               -
                                                  -----------          -----------
      Total expenses                                1,244,251            1,170,429             6.3
                                                  -----------          -----------

Income before income taxes                            252,208              264,610            (4.7)
Provision for income taxes                            107,451              116,428            (7.7)
                                                  -----------          -----------
Net income                                          $ 144,757            $ 148,182
                                                  ===========          ===========

                                                  -----------          -----------
Basic and diluted earnings per share                 $   0.63             $   0.72           (12.3)
                                                  ===========          ===========


Weighted average shares outstanding - basic (1)       230,561              206,900            11.4

Weighted average shares outstanding - diluted (1)     230,564              206,900            11.4

Notes:

1. Shares outstanding and earnings per share prior to June 30, 2001 are pro forma, based on the number of common shares that would have been held by Reuters assuming Instinet's conversion into a corporation and a return of capital payment of $150 million to Reuters.

Instinet Group Incorporated
KEY STATISTICAL INFORMATION
The following table presents key transaction volume information, as well as certain other operating information.



                                                                                                   Pct chg --inc/(decr)
                                                                    Three months ended             -------------------
                                                            -----------------------------------    Dec 31 2001 versus:
                                                                 Dec 31      Sep 30     Dec 31        Sep 30   Dec 31
                                                                   2001        2001       2000          2001     2000
                                                            -----------------------------------    -------------------
Net transaction fees from US equities (thousands) (1)          $211,290    $214,578   $281,596          (1.5)   (25.0)%
Net transaction fees from non-US equities (thousands) (1)       $46,512     $43,662    $46,101           6.5      0.9
                                                            -----------------------------------
Total net equity transaction fees (thousands) (1)              $257,802    $258,240   $327,697          (0.2)   (21.3)
-----------------------------------------------------------------------------------------------

Total U.S. market share volume (millions) (2)                   220,876     180,711    212,643          22.2      3.9
Our total U.S. market share volume (millions) (2)                17,229      15,550     20,500          10.8    (16.0)
Our percentage of total U.S. market share volume (2)               7.8%        8.6%       9.6%
-----------------------------------------------------------------------------------------------

Total U.S. Nasdaq-listed share volume (millions)                119,298      96,778    128,189          23.3     (6.9)
Instinet's U.S. Nasdaq-listed share volume (millions)            14,016      13,048     17,819           7.4    (21.3)
Instinet's percentage of total U.S. Nasdaq-listed share           11.7%       13.5%      13.9%
volume
-----------------------------------------------------------------------------------------------

Total U.S. exchange-listed share volume (millions)              101,578      83,933     84,454          21.0     20.3
Instinet's U.S. exchange-listed share volume (millions)           3,213       2,502      2,681          28.4     19.8
Instinet's percentage of total U.S. exchange-listed share          3.2%        3.0%       3.2%
volume
-----------------------------------------------------------------------------------------------

Our U.S. equity transaction volume (thousands)                   23,937      19,713     25,757          21.4     (7.1)
Our international equity transaction volume (thousands)           2,460       1,887      1,469          30.4     67.5
                                                            -----------------------------------
Our total equity transaction volume (thousands)                  26,397      21,600     27,226          22.2     (3.0)
-----------------------------------------------------------------------------------------------

Our average U.S. equity transaction size (shares per transaction)   720         788        796          (8.6)    (9.5)

Our average equity transactions per day (thousands)                 412         366        432          12.6     (4.7)
-----------------------------------------------------------------------------------------------

Full time employees at period end                                 2,132       2,044      2,210           4.3     (3.5)
-----------------------------------------------------------------------------------------------

1. Net equity transaction fees exclude revenues directly related to "Soft Dollar and Commission Recapture". This information is not U.S. GAAP.

2. U.S. shares consist of shares of exchange-listed and Nasdaq-quoted stocks.
For a description of how we calculate our Nasdaq volumes, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations -
Nasdaq Volume Calculations" in the Prospectus dated May 17, 2001.

Instinet Group Incorporated
KEY STATISTICAL INFORMATION
The following table presents key transaction volume information, as well as certain other operating information.


                                                                     12 months ended
                                                                --------------------------
                                                                       Dec 31      Dec 31         Pct Chg
                                                                         2001        2000        Inc/(Decr)
                                                                --------------------------
Net transaction fees from US equities (thousands) (1)                $994,765    $991,197              0.4%
Net transaction fees from non-US equities (thousands) (1)            $198,762    $207,661             (4.3)
                                                                --------------------------
Total net equity transaction fees (thousands) (1)                  $1,193,527  $1,198,858             (0.4)
------------------------------------------------------------------------------------------

Total U.S. market share volume (millions) (2)                         832,552     754,194             10.4
Our total U.S. market share volume (millions) (2)                      76,909      66,711             15.3
Our percentage of total U.S. market share volume (2)                     9.2%        8.8%              4.4
------------------------------------------------------------------------------------------

Total U.S. Nasdaq-listed share volume (millions)                      471,428     442,753              6.5
Instinet's U.S. Nasdaq-listed share volume (millions)                  65,893      57,390             14.8
Instinet's percentage of total U.S. Nasdaq-listed share volume          14.0%       13.0%              7.8
------------------------------------------------------------------------------------------

Total U.S. exchange-listed share volume (millions)                    361,123     311,441             16.0
Instinet's U.S. exchange-listed share volume (millions)                11,016       9,321             18.2
Instinet's percentage of total U.S. exchange-listed share volume         3.1%        3.0%              1.9
------------------------------------------------------------------------------------------

Our U.S. equity transaction volume (thousands)                         98,346      82,437             19.3
Our international equity transaction volume (thousands)                 7,685       5,181             48.3
                                                                --------------------------
Our total equity transaction volume (thousands)                       106,031      87,618             21.0
------------------------------------------------------------------------------------------

Our average U.S. equity transaction size (shares per transaction)         782         809             (3.3)

Our average equity transactions per day (thousands)                       428         348             23.0
------------------------------------------------------------------------------------------

Full time employees at period end                                       2,132       2,210             (3.5)
------------------------------------------------------------------------------------------

1. Net equity transaction fees exclude revenues directly related to "Soft Dollar and Commission Recapture". This information is not U.S. GAAP.

2. U.S. shares consist of shares of exchange-listed and Nasdaq-quoted stocks.
For a description of how we calculate our Nasdaq volumes, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations -
Nasdaq Volume Calculations" in the Prospectus dated May 17, 2001.